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                                   EXHIBIT 99

CONTACT FOR AAMES FINANCIAL CORP:                         CONTACT FOR CAPITAL Z:
David Sklar                                               Tracey T. Stearns
Aames Financial Corporation                               Kekst and Company
(213) 210-5311                                            (212) 521-4800

Jeffrey Lloyd/Steve Hawkins
Sitrick And Company
(310) 788-2850

           AAMES FINANCIAL CORPORATION ANNOUNCES LEADERSHIP TRANSITION
              -MANI SADEGHI NAMED INTERIM CHIEF EXECUTIVE OFFICER-
                   -CARY H. THOMPSON APPOINTED VICE CHAIRMAN-

         LOS ANGELES, CA, MAY 12, 1999 - AAMES FINANCIAL CORPORATION (NYSE: AAM) today announced that as a part of a leadership transition plan approved by its board of directors, chief executive Cary Thompson has been appointed vice chairman and director Mani A. Sadeghi has been named interim Chief Executive Officer of the Company. Mr. Sadeghi will assume the duties of chief executive during an interim period while a special committee of the board completes a search for a new chief executive of Aames.

         "Under Cary's leadership, together with an extremely capable management team, Aames has successfully grown its core production and servicing businesses and most importantly, it has weathered the turmoil in the specialty financial services market. The Company is now well positioned for a return to growth," stated Steven Gluckstern, Aames' chairman of the board. "The management transition represents a natural progression for Aames at a pivotal point in its history and puts in place the appropriate steps, under Mani's leadership, for a seamless and orderly succession process," Mr. Gluckstern added.

         Mr. Thompson said, "I believe it is in the best interest of the company to place responsibility for the execution of our business plan in the hands of the strongest possible management. Now that Aames has a reinforced capital base and a solid business plan in place, I feel the timing is right to relinquish my day-to-day responsibilities and to help attract a CEO with a broader set of operating and management skills. I look forward to my continued involvement at


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Aames in the role of vice chairman, supporting the company's capital markets, securitization, and strategic investment activities."

         "Since receiving Capital Z's equity infusion, Aames management has implemented significant financial and operational improvements. These changes, in conjunction with Aames' diversified national retail and wholesale origination franchise, scale servicing platform, and enhanced access to financial markets, are critical elements for the company's return to profitability and growth," stated Mr. Sadeghi, "I now look forward to working with Cary and Aames President Neil Kornsweit to complete the leadership transition necessary for our long-term market success."

         Mr. Sadeghi is the chief executive and managing partner of Equifin Capital Partners LLC, an investment and management firm focused on the financial services industry. Equifin was a participant in the $100 million equity investment commitment to Aames led by Capital Z Financial Service Fund, II, L.P. and works on a range of investment opportunities with Capital Z. Prior to founding Equifin, Mr. Sadeghi was group president of AT&T Capital Corporation, responsible for managing a portfolio of specialty financial services business and was a principal in the management-led buyout of the company in 1996. Previously, he was a business development executive at GE Capital Corporation and served as a strategy consultant with Bain & Company. Mr. Sadeghi earned his bachelors and masters degrees from Stanford University and his MBA from the Wharton School.

         Aames Financial Corporation is a leading home equity lender, and currently operates 80 retail Aames Home Loan offices serving 32 states, including the District of Columbia. Its broker division operates 44 branches serving 46 states, including the District of Columbia. Retail Direct operates 21 offices serving 14 states.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks


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and uncertainties that may affect the operations, performance and results of the
Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment;
year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.


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